Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

Bluejay Diagnostics, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)(2)	Proposed Maximum Offering Price per Unit (3)	Maximum Aggregate Offering Price (3)	Fee Rate	Amount of Registration Fee (3)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	Debt	Debt Securities	Rule 457(o)	-	-	-	$110.20 per million	-	-	-	-	-
Fees to be Paid	Equity	Common Stock	Rule 457(o)	-	-	-	$110.20 per million	-	-	-	-	-
Fees to be Paid	Equity	Preferred Stock	Rule 457(o)	-	-	-	$110.20 per million	-	-	-	-	-
Fees to be Paid	Other	Warrants	Rule 457(o)	-	-	-	$110.20 per million	-	-	-	-	-
Fees to be Paid	Other	Depositary shares (4)	Rule 457(o)	-	-	-	$110.20 per million	-	--	-	-	-
Fees to be Paid	Other	Rights	Rule 457(o)	-	-	-	$110.20 per million	-	-	-	-	-
Fees to be Paid	Other	Units	Rule 457(o)	-	-	-	$110.20 per million	-	-	-	-	-
Fees to be Paid	TOTAL						$110.20 per million	$2,755	-	-	-	-
Fees Previously Paid	N/A	N/A	N/A	N/A	N/A	N/A		N/A	-	-	-	-
Carry Forward Securities
Carry Forward Securities	N/A	N/A	N/A	N/A		N/A			N/A	N/A	N/A	N/A
	Total Offering Amounts				$25,000,000	N/A		N/A
	Total Fees Previously Paid				$0			N/A
	Total Fee Offsets				$0			N/A
	Net Fee Due				$2,755			N/A

(1)	Not specified as to each class of security to be registered pursuant to General Instruction II.D. of Form S-3 under the Securities Act of 1933, as amended, or the Securities Act.
(2)	There are being registered hereunder an indeterminate number of securities of each identified class as may be issued from time to time at indeterminate prices, as well as an indeterminate number of shares of common stock and preferred stock as may be issued upon conversion, exercise or exchange of any of the securities issued directly under this registration statement. No separate consideration is payable for any shares of common stock and preferred stock so issued upon conversion, exercise or exchange. Securities registered hereby may be sold separately, together or in units with other securities registered hereby.
(3)	The proposed maximum offering price per security and the proposed maximum aggregate offering price per class of security will be determined from time to time by the Registrant in connection with the issuance by the Registrant of the securities registered hereunder and is not specified as to each class of security pursuant to General Instruction II.D. of Form S-3 under the Securities Act. The proposed maximum aggregate offering price has been estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o) under the Securities Act. The aggregate maximum offering price of all securities issued pursuant to this registration statement will not exceed $25,000,000.
(4)	Each depositary share will be issued under a deposit agreement, will represent an interest in a fractional share or multiple shares of preferred stock and will be evidenced by a depositary receipt.